EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

May 4, 2020

AgEagle Aerial Systems Inc. 117 S. 4th Street Neodesha, Kansas 66567

Re:	Re: Registration Statement on Form S-3 (Reg. No. 333- 237860) Filed by AgEagle Aerial Systems Inc.

Ladies and Gentlemen:

We are legal counsel to AgEagle Aerial Systems Inc., a Nevada corporation (the “Company”), in connection with (A) the authorization of the issuance and sale from time to time, on a delayed basis, in each case as contemplated by the Form S-3 Registration Statement (including the prospectus constituting part thereof (the “Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”), by the Company of (i) shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), (iii) warrants to purchase any Common Stock or Preferred Stock (the “Warrants”), (iv) debt securities of the Company in one or more series (the “Debt Securities”), and/or (v) units consisting of one or more of the foregoing (the “Units”) and (B) the resale by the selling stockholder (the “Selling Stockholder”) set forth in the Registration Statement (including the prospectus constituting part thereof (the “Resale Prospectus”)) of 4,200,000 shares of Common Stock (the “Resale Shares”). The Common Stock, Preferred Stock, Warrants, Debt Securities and Units are collectively referred to herein as the “Primary Securities.” The Primary Securities being registered are for a maximum aggregate offering price of $6,000,000. The Primary Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at which time it is contemplated that the Prospectus will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Resale Shares are proposed to be sold by the Selling Stockholder from time to time in accordance with the Plan of Distribution contained in the Resale Prospectus.

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

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Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.                   The Common Stock (including any Common Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into shares of Common Stock, (ii) the exercise of any duly issued Warrants exercisable for Common Stock, or (iii) the exchange or conversion of Debt Securities which are exchangeable or convertible into Common Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock against payment therefor of such lawful consideration, will be validly issued, fully paid and non-assessable.

2.                   The Preferred Stock (including any Preferred Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock, or (ii) the exercise of any duly issued Warrants exercisable for shares of Preferred Stock), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Shares against payment therefor of lawful consideration, will be validly issued, fully paid and non-assessable.

3.                   The Debt Securities upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued.

4.                   The Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration, will be validly issued and constitute valid and legally binding obligations of the Company.

5.                   The Units, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Units against payment therefor of lawful consideration, will be validly issued and constitute valid and legally binding obligations of the Company.

6.                   The Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any Primary Securities and Resale Shares thereunder; (ii) a Prospectus Supplement describing each class or series of Primary Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class or series of Primary Securities shall have been established in accordance with resolutions duly adopted by the Board (or an authorized committee thereof) (each, a “Board Action”), the Company’s Articles of Incorporation, as amended, (the “Articles”) and applicable law; (iv) the Company will issue and deliver the Primary Securities in the manner contemplated by the Registration Statement, the Prospectus, the applicable Prospectus Supplement and any applicable underwriting or other agreement; (v) the total number of shares of Common Stock issuable (including upon conversion, exchange or exercise of any other Security) will not exceed the total number of shares of Common Stock, that the Company is then authorized to issue under its Articles; (vi) the Board Action authorizing the Company to issue, offer and sell the Securities will have been adopted by the Board (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (vii) the Resale Shares will be sold by the Selling Stockholder in the manner contemplated by the Resale Prospectus; (viii) the Resale Prospectus will be timely filed with the Commission; and (ix) all Primary Securities and Resale Shares will be issued in compliance with applicable federal and state securities laws.

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With respect to the Common Stock, Units and Warrants convertible into or exercisable for shares of Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance under the Company’s Articles of Incorporation as then in effect and that the consideration for the issuance and sale of shares of Common Stock (including the issuance of shares of Common Stock upon exercise or conversion, as applicable, of the Preferred Stock, Warrants or any Units of such Securities) is in an amount that is not less than the par value of the Common Stock.

With respect to the Preferred Stock, Units and Warrants convertible into or exercisable for shares of Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance and that the consideration for the issuance and sale of the Preferred Stock (including the issuance of shares of Preferred Stock upon exercise of conversion, as applicable, of Warrants or any Units of such Securities) is in an amount that is not less than the par value of the Preferred Stock.

With respect to any Primary Securities consisting of Warrants, we have further assumed that (i) such Warrants shall have been issued pursuant to a warrant agreement approved by us (individually, a “Warrant Agreement”) between the Company and a warrant agent to be identified in the applicable Prospectus Supplement (the “Warrant Agent”); (ii) such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) such Warrant Agreement shall be governed by the internal laws of the State of New York, (iv) all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s); (v) such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s); (vi) such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under any Warrant or Warrant Agreement may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Warrant Agent under each Warrant Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Warrant Agreement; (iii) has duly authorized, executed and delivered such Warrant Agreement and such Warrant Agreement constitutes the legally valid and binding obligation of such Warrant Agent enforceable against such Warrant Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

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With respect to any Primary Securities consisting of Debt Securities, we have further assumed that: (i) such Debt Securities shall have been issued pursuant to an indenture (individually, and as supplemented from time to time, an “Indenture”) between the Company and a trustee to be identified in the applicable Prospectus Supplement (the “Trustee”); (ii) such Indenture shall have been duly authorized, executed and delivered on behalf of the Company; (iii) all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee; (iv) such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; (v) such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vi) such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under an Indenture may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Trustee under each Indenture (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in activities contemplated by such Indenture; (iii) has duly authorized, executed and delivered such Indenture and such Indenture constitutes the legally valid and binding obligation of such Trustee enforceable against such Trustee in accordance with its terms; (iv) is in compliance, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

We have also assumed that any Units offered under the Registration Statement, and the related Unit Agreement, will be executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

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We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense, or to the extent enforceability of any provisions may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York, applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts and applicable provisions of the Nevada Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectuses and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP